Exhibit 99.1

Media Contact Robin Pence 703 682 6552

Investor Contact Ahmed Pasha 703 682 6451

AES To Sell Interests In Kazakhstan Power Plant And Coal Mine

Will Maintain Ownership and Operation of Generation and Distribution Assets in Eastern Kazakhstan

Arlington, VA, February 5, 2008 – The AES Corporation (NYSE:AES) today announced an agreement to sell its interests in the AES Ekibastuz power plant and Maikuben West coal mine in Kazakhstan to Kazakhmys PLC, Kazakhstan’s largest producer of copper and one of the leading copper producers in the world.  AES will maintain its ownership and operation of its other facilities located in Eastern Kazakhstan, which include thermal and hydro generation capacity of approximately 2,688 MW and a distribution business with over 400,000 customers.

AES will receive consideration of $1.1 billion at closing and will have the opportunity to receive, over three years, additional consideration of up to $381 million under earn-out provisions, a management fee and a capital expenditure program bonus, for a total consideration of up to $1.48 billion. The management agreement duration is three years and runs through December 2010.

“This transaction is a good example of how active portfolio management can create opportunities to increase value for our shareholders,” said Paul Hanrahan, AES President and Chief Executive Officer.  “At the same time, we will maintain an important presence in the growing Kazakhstan market.”

Ekibastuz, a coal-fired power plant with current available capacity of approximately 2,250 MW, and Maikuben, a coal mine, are both located in Northern Kazakhstan.  AES acquired its initial interests in Ekibastuz and Maikuben in 1996 and 2001, respectively.  Since 1996, AES has invested over $200 million in modernization programs bringing into operation more than 2,000 MW of generation capacity at Ekibastuz.

The sale is subject to certain regulatory and third-party approvals and to customary purchase price adjustments.  The transaction is expected to close in second quarter 2008.

Kazakhmys has its corporate headquarters in London and operations in Kazakhstan and Germany.

About AES

AES is one of the world’s largest global power companies, with 2006 revenues of $11.6 billion.  With operations in 28 countries on five continents, AES’s generation and distribution facilities have the capacity to serve 100 million people worldwide.  Our 13 regulated utilities amass annual sales of over 73,000 GWh and our 121 generation facilities have the capacity to generate approximately 43,000 megawatts.  Our global workforce of 30,000 people is committed to operational excellence and meeting the world’s growing power needs. To learn more about AES, please visit www.aes.com or contact AES media relations at media@aes.com.

Safe Harbor Disclosure

This news release contains forward-looking statements within the meaning of the Securities Act of 1933 and of the Securities Exchange Act of 1934.  Such forward-looking statements include, but are not limited to, those related to future earnings, growth and financial and operating performance.  Forward-looking statements are not intended to be a guarantee of future results, but instead constitute AES’s current expectations based on reasonable assumptions.  Forecasted financial information is based on certain material assumptions.  These assumptions include, but are not limited to, continued normal levels of operating performance and electricity volume at our distribution companies and operational performance at our generation businesses consistent with historical levels, as well as achievements of planned productivity improvements and incremental growth investments at normalized investment levels and rates of return consistent with prior experience.

Actual results could differ materially from those projected in our forward-looking statements due to risks, uncertainties and other factors. Important factors that could affect actual results are discussed in AES’s filings with the Securities and Exchange Commission, including, but not limited to, the risks discussed under Item 1A “Risk Factors” in AES’s 2006 Annual Report on Form 10-K/A.  Readers are encouraged to read AES’s filings to learn more about the risk factors associated with AES’s business.  AES undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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